July 1, 2002

Arkona, Inc.
10542 South Jordan Gateway
South Jordan, Utah  84095

Dear Sirs:

Due to circumstances beyond the Company's and our control, we were unable to deliver to the Company financial statements for the year ended March 31, 2002 reflecting our revisions and comments until the business day prior to the July 1, 2002, and we do not expect to be able to provide final comments on the notes to the Company's March 31, 2002 financial statements or deliver our audit report until sometime late during the day on, or after, the Company's July 1, 2002 filing deadline.

Yours truly,


/s/ Mantyla McReynolds
--------------------------------
    Mantyla McReynolds
    Certified Public Accountants
    Salt Lake City, Utah
    801-269-1818